SECOND AMENDMENT TO REVOLVING CREDIT PROGRAM AGREEMENT


     This Second Amendment to Revolving Credit Program Agreement is made as of the 13th day of April, 2001 (the "Amendment"), by and between Conseco Bank, Inc. ("Conseco Bank") and Select Comfort Corporation ("Select Comfort").

     Whereas the Conseco Bank (as assignee of Green Tree Financial Corporation) and Select Comfort entered into a Revolving Credit Program Agreement dated May 17, 1999, as amended on February 20, 2001, also referred to as Program Agreement, (the "Agreement") governing the terms and conditions under which Conseco Bank would provide a Program (as defined in the Agreement, provided furthermore, that all capitalized terms used herein shall have the meaning attributable to them in the Agreement, unless otherwise defined herein) to Select Comfort's customers;

     Whereas the Conseco Bank and Select Comfort believe that conditions exists that could impair the viability of the Program and the parties hereto wish to amend the Agreement such that these conditions do not impair the continued viability of Program;

     Now, therefore, in consideration of the above premises and the mutual considerations contained herein the parties hereto agree to amend the Agreement as follows:

1. The Agreement is hereby amended such that all references in the Agreement to "Green Tree Financial Corporation" and/or "Green Tree" shall now refer to Conseco Bank, Inc. (permitted assignee of Green Tree pursuant to Section10.03) or as defined herein, "Conseco Bank"; and furthermore, that aforementioned terms may be used interchangeably in the Agreement.

2.   Section 4.05 of the Agreement is hereby amended by adding the new provision
     4.05 (d) which reads as follows:

     "Section 4.05 (d). Within one business day after receipt by Select Comfort of any proceeds from debt or equity issuance in an amount totaling at least $5,000,000 (a "Minimum Required Financing"), after the effective date of this Second Amendment to the Agreement, Select Comfort shall deposit SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000) into an interest bearing account of Conseco Bank held in Conseco Bank's name, but for the benefit of Select Comfort subject to the security interest of the Conseco Bank granted in Section 4.05 (e), Chargeback, set off, and other creditor remedies of Conseco Bank, (the "Reserve Account" ). Effective May 15, 2001 (or if select Comfort has on such date a commitment for a Minimum Required Financing, such later date as such Minimum Rquired Financing is funded, or such commitment is terminated), Conseco Bank shall withhold from amounts due Select Comfort under the Agreement an additional three percent (3%) discount on the amount of each Purchase noted with respect to the Accounts in the Daily Reports (the "Reserve Discount"). This Reserve Discount will be deposited in the Reserve Account and withheld until the total amount held in the Reserve Account accumulates to an aggregate sum of ONE MILLION DOLLARS ($1,000,000); provided, that the maximum amount deposited into the reserve Account whether from the Reserve Discount, the Minimum Required Financing, or otherwise will be One Million Dollars ($1,000,000).


     Unless Select Comfort is in default under the Agreement, it shall be paid monthly the interest earned on the Reserve Account. Upon the earlier of (i) ninety (90) days after termination of this Agreement or (ii) when Select Comfort purchases the Accounts pursuant to Section 8.03, then in each case, all funds in the Reserve Account, not used to pay Chargeback Liability (as defined below), shall be released to Select Comfort with unpaid interest if any."

3. Section 4.05 of the Agreement is hereby amended by adding the new provision 4.05(e), which reads as follows:

     "4.05(e). To secure Select Comfort's outstanding liability to Conseco Bank for Chargeback which now exists or is hereafter created or incurred and whether due or to become due, absolute or contingent and for which conseco Bank is not able to setoff pursuant to Section 4.05 (b) ("Charge Back Liability") to Conseco Bank under the Agreement, Select Comfort hereby grants Conseco Bank a security interest in and assigns to it all Select Comfort's rights, title and interests to the cash, funds and/or deposits in the Reserve Account. To perfect its security interest in such cash and funds in the Reserve Account, Conseco Bank shall maintain possession of the cash and funds by establishing the Reserve Account in its name and Select Comfort shall have no right to the Reserve Account itself, except to the accrued interest permitted under Section 4.05 (d) and when Conseco no longer has a security interest therein.

4. Section 6.02 (b) of the Agreement is deleted in its entirety and replaced with the following:

     "Section 6.02(b). Except as provided in Section 6.02 (d), Select Comfort shall maintain its current policy, as disclosed to Conseco Bank in writing prior to the execution of this Amendment, for the exchange and return of Products and adjustments made or not made for Products, and shall promptly include credit for each return in the Daily Reports furnished pursuant to
     Section 4.05 hereof and Conseco Bank shall correspondingly credit the appropriate Accounthoulder. Select Comfort shall not materially change the aforementioned policy except as provided in Section 6.02 (d) without the written consent of Conseco Bank, which consent may be conditioned on adjusting the provisions of Section 4.05(d) of the Agreement to accommodate such change in policy. "

5. Section 6.02 of the Agreement is hereby amended by adding a new covenant provision Section 6.02 (d) as follows:

     "Section 6.02 (d). Effective May 29, 2001 Select Comfort shall change its current 90 day return policy to one of 30 or less days on all products subject to Purchases."


6. Section 8.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "Section 8.02 Termination for Cause. If an Event of Default under Section
     7.01 (a), (b), (c) or (d) shall occur, the non-defaulting party shall have the right immediately to terminate this Agreement upon notice; provided, however, no notice or other affirmative action on the part of Conseco Bank shall be required for an Event of Default under Section 7.01 (e) to be immediately effective. If an Event of Default under Section 7.01 (f) shall occur, the non-defaulting party shall have the right to terminate this Agreement with 120 days notice."

7. Section 8.03 of the Agreement is hereby amended by adding the following after the second sentence of that provision:

     "After termination of the Agreement and replacement of Conseco Bank by an alternative third party provider of customer financing, upon the request of Conseco Bank, Select Comfort shall purchase from Conseco Bank all Accounts then outstanding for cash at a purchase price determined pursuant to the formula attached as Exhibit A and incorporated herein."

8. Effective as of the date of this Amendment the provisions of the second paragraph of Section 2.10 shall be suspended until such time that the Reserve Account is established and completely funded, the effect of which is to require Select Comfort to obtain the written approval of Conseco Bank for any uses of the Fund.

9. Select Comfort shall cause any creditor, now existing or in the future, to whom Select Comfort has granted or will grant a security interest in its accounts to acknowledge and subordinate such security interest and the proceeds thereof to the security interest of Conseco Bank in the funds contributed to and deposited in the Reserve Account.

10. In consideration of entering into this Amendment, Select Comfort will grant to Conseco Bank upon execution of this Amendment a warrant to purchase 25,000 shares of Select Comfort common stock at an exercise price equal to

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     the average closing price of Select Comfort common stock for the ten (10)
     trading days immediately preceding the date of this Amendment and expiry date on the scheduled termination of the Agreement.

11. Except as expressly amended herein, all terms and conditions of the Agreement shall remain in full force and effect. Nothing herein shall constitute a waiver of any of Conseco Bank's rights and remedies under the Agreement or be construed as a course of conduct to grant any waiver of any of Conseco Bank's rights and remedies under the Agreement in the future.

12. This Amendment may be executed in any number of counterparts and delivered by facsimile, all of which shall constitute but one and the same original.

In witness hereof, the parties hereto have executed this Amendment as of the first date written above.

CONSECO BANK, INC.                  SELECT COMFORT CORPORATION

By:  /s/Shawn Gensch                By:  /s/James C. Raabe
    --------------------------          --------------------------
  Its: Senior Vice President          Its:  Chief Financial Officer
       and Chief Financial Officer         ---------------------------
      ----------------------------

Under circumstances where Select Comfort is required or chooses to purchase the portfolio of accounts and receivables originated as a result of Conseco Bank's financing relationship with Select Comfort, the following shall be used to arrive at the final purchase price:

I. The price for all current and 1 to 29 day delinquent receivables shall be 100% (par) of the receivable amount. The price for all promotional receivables shall be 98% of the receivable amount. The receivable amount in all instances shall include all accrued unpaid and accrued unbilled finance charges and fees.


II. The price for all receivables 30 or more days delinquent and less than 180 days delinquent shall be determined by the following process:


     A.) Average the previous 6 months of roll-rates rolling into each stage of delinquency. A delinquency roll rate shall be calculated by dividing the current month's delinquency for a particular delinquency stage (numerator) by the previous month's ending balance in the previous stage of delinquency (denominator). Roll-rates to be calculated are:

               Previous mth 30 - 59 Days DQ rolling to current mth 60 - 89 Days DQ      (Roll to 60)
               Previous mth 60 - 89 Days DQ rolling to current mth 90 - 119 Days DQ     (Roll to 90)
               Previous mth 90 - 119 Days DQ rolling to current mth 120 - 149 Days DQ   (Roll to 120)
               Previous mth 120 - 149 Days DQ rolling to current mth 150 - 179 Days DQ  (Roll to 150)
               Previous mth 150 - 179 Days DQ rolling to current mth Gross Charge-Off   (Roll to Gross Chg-Off)


     B.) Once a 6 month average for each of the above roll-rates has been calculated, each average roll-rate will be multiplied by each subsequent average roll-rate to determine a reserve rate for each stage of delinquency. The reserve rate for each delinquency stage is calculated as:

               30 Day Reserve   (Roll to 60 x Roll to 90 x Roll to 120 x Roll to 150 x Roll to Gross Chg-Off)
               60 Day Reserve   (Roll to 90 x Roll to 120 x Roll to 150 x Roll to Gross Chg-Off)
               90 Day Reserve   (Roll to 120 x Roll to 150 x Roll to Gross Chg-Off)
               120 Day Reserve  (Roll to 150 x Roll to Gross Chg-Off)
               150 Day Reserve  (Roll to Gross Chg-Off)


     C.) After a reserve rate has been calculated for each stage of delinquency each reserve rate will be subtracted from 100%. The resulting percent will be the price applied to the amount in each corresponding stage of delinquency to arrive at a final price. If for any reason a reserve rate is calculated at greater than a 100% causing a negative price, the price shall be set to 0%.

III. For purposes of calculating roll-rates, reserve rates, and an ultimate price, all accounts regardless of status (bankrupt, fraud, dispute, etc.) will be considered since all of these receivables are to be included in the event of a sale. The only receivables to be excluded in the event of a sale of the portfolio are those accounts which are greater than 180 days delinquent and those accounts which have already been charged-off.